Exhibit 10.1

FIRST LOAN MODIFICATION AGREEMENT AND OMNIBUS AMENDMENT

THIS FIRST LOAN MODIFICATION AGREEMENT AND OMNIBUS AMENDMENT, dated as of July 18, 2016 (this “Modification Agreement”) is entered into by and among CV PROPCO, LLC, a Nevada limited liability company (“Borrower”), NP TROPICANA LLC, a Nevada limited liability company (“Leasehold Holder”), NP LANDCO HOLDCO LLC, a Nevada limited liability company (“Holdco”), THE LENDERS FROM TIME TO TIME PARTY TO THE CREDIT AGREEMENT (collectively and severally, the “Lenders”), DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH (“Deutsche Bank”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as syndication agent (in such capacity, “Syndication Agent”).

RECITALS

A.                                    Deutsche Bank Trust Company Americas (“DBTCA”) and JPMorgan (the “Original Lenders”) extended the Existing Loans to Borrower in the aggregate principal amount of $250,000,000 (as amended, restated and modified prior to the Effective Date, the “Original Facility”) pursuant to the terms of that certain Credit Agreement, dated as of the Closing Date, as amended by that certain First Amendment to Credit Agreement dated as of June 30, 2008 (collectively, the “Original Credit Agreement”).

B.                                    On July 28, 2009, (i) Station Casinos, Inc. (“SCINC”), the previous indirect beneficial owner of Borrower, (ii) FCP Holding, Inc., FCP VoteCo, LLC and Fertitta Partners LLC (collectively, the “Original Guarantor”), and (iii) certain other Affiliates of SCINC (collectively, the “Debtor Affiliates”) filed a voluntary bankruptcy petition under the Bankruptcy Code with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) and in connection therewith, filed a Plan of Reorganization (as amended, supplemented or otherwise modified, the “Restructuring Plan”).

C.                                    On August 27, 2010, the Bankruptcy Court confirmed the Restructuring Plan pursuant to an order (the “Confirmation Order”) which, among other things, approved the restructuring of certain indebtedness of SCINC and certain of its subsidiaries, and certain transactions affecting SCINC, Borrower, PropCo and Lenders (together with various other agreements which were prerequisites to obtaining agreement or otherwise implementing the transactions approved in the Confirmation Order, the “Restructuring”).

D.                                    In connection with the Restructuring, in exchange for the Warrants and pursuant to the terms of that certain Loan Modification Agreement (the “First Modification Agreement”) dated June 16, 2011, by and among Borrower, the Original Lenders and Deutsche Bank AG, London Branch (“Original Swap Counterparty”), among other things, (i) the outstanding principal balance of the Loan (as defined in the Original Credit Agreement) made by DBTCA to Borrower was reduced to $62,047,650.00 (the “Reduced DBTCA Loan”), (ii) the outstanding principal balance of the Loan (as defined in the Original Credit Agreement) made by JP Morgan to Borrower was reduced to $39,213,300.00 (the “Reduced JP Morgan Loan”), and (iii) the net termination payments payable to Original Swap Counterparty under the Terminated Swap Agreements were reduced to $3,739,050.00 (collectively, the “Reduced Hedge Termination Payment”) ((i), (ii) and (iii) are collectively, the “Reduction Transactions”).

E.                                     Immediately following the Reduction Transactions (i) DBTCA assigned, and Deutsche Bank assumed, all of DBTCA’s rights and obligations under the Note (as defined in the Original Credit Agreement) issued by Borrower in favor of DBTCA (the “Original DBTCA Note”) and the Original Credit Agreement and (ii) Swap Counterparty assigned, and Deutsche Bank assumed, all of DBTCA’s right, title and interest in the Reduced Hedge Termination Payment.

F.                                      Contemporaneously with the assignment of DBTCA’s rights and obligations under the Original DBTCA Note and the Original Credit Agreement to Deutsche Bank, DBTCA resigned as administrative agent under the Original Credit Agreement, and the Lenders appointed Deutsche Bank, and Deutsche Bank agreed, to act as administrative agent on behalf of the Lenders on the terms and subject to the conditions set forth in the First Modification Agreement and in the other Loan Documents.

G.                                    In connection therewith, the Original Credit Agreement, as amended by the First Modification Agreement was amended and restated pursuant to that certain Amended and Restated Credit Agreement, dated as of June 16, 2011, by and among the Loan Parties, the Lenders, Administrative Agent and Syndication Agent (the “Credit Agreement”).

H.                                   As a result of a one day delay in closing the Credit Agreement transaction and other transactions related to the Restructuring, Administrative Agent, Holdco, Leasehold Holder and Borrower, among others, entered into that certain Omnibus Acknowledgement and Consent, dated as of June 17, 2011, to confirm that the actual Closing Date for the Credit Agreement is June 17, 2011.

I.                                        The Loan Parties, the Lenders, Administrative Agent and Syndication Agent now desire to modify the terms of the Credit Agreement and the Warrants in accordance with the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Recitals. The recitals to this Modification Agreement are incorporated into this Modification Agreement and form a part of this Modification Agreement.

2.                                      Definitions.  Capitalized terms used in this Modification Agreement and not defined herein shall have the meaning provided in the Credit Agreement.

3.                                      Amendments to Definitions.  Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)                                 The following defined terms are hereby added to Section 1.1 of the Credit Agreement:

“Additional LTV Prepayment Amount” shall have the meaning set forth in Section 10.24(b)(i)(A).

“Approved LTV Appraisal” shall have the meaning set forth in Section 10.24(b).

“Approved LTV Ratio” shall have the meaning set forth in Section 10.24(b).

“Change in Law” means any change after the date hereof in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Administrative Agent and/or Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided however, that the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the bank for international settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, including, but not limited to, high volatility commercial real estate (HVCRE) exposures, shall in each case be deemed to be a change enacted after the date hereof, regardless of the date enacted, adopted or issued).

“Gross Potential Rent” means the aggregate potential rental revenue for the Mortgaged Property, as the same shall be proposed by Borrower and subject to the approval of Administrative Agent.

“LTV Appraisal” shall have the meaning set forth in Section 10.24(b).

“LTV Ratio” means the ratio, calculated as of the Release Date and after giving effect to the Cactus Assemblage Release, in which the numerator is equal to the outstanding principal balance of the Loan and the denominator is equal to the value of the Mortgaged Property then remaining subject to the Lien of the Security Instruments, as reasonably determined by Administrative Agent based on the LTV Appraisal or Approved LTV Appraisal, as applicable.

“Major Lease” means any Lease (a) covering more than 10% of the net rentable square footage at the Mortgaged Property, (b) made with a Tenant that is a Tenant under another Lease at the Mortgaged Property or that is an Affiliate of any such Tenant under a Lease at the Mortgaged Property, if the Leases together cover more than 10% of the net rentable square footage at the Mortgaged

Property, (c) that contains an option or preferential right to purchase all or any portion of the Mortgage Property, (d) under which the annual rent exceeds an amount equal to 10% of the Gross Potential Rent in any year during the term of such Lease, or (e) that is entered into during the continuance of an Event of Default.

“Modification Fee” means an amount equal to one percent (1.00%) of the outstanding principal balance of the Loans as of the Release Date after payment of the Release Price, which shall be payable to the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them.

“OFAC” shall mean the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Property Sale Release Price” means the greater of (i) the net proceeds of a sale of the Cactus Assemblage to a third party (after taking into account the payment of the Modification Fee, income and other taxes and impositions and other customary and reasonable third-party sale costs) and (ii) Thirty-Five Million Dollars ($35,000,000).

“Third Extended Maturity Date” means June 17, 2019.

“Third Extension Term” means the time period commencing on the day after the Second Extended Maturity Date and ending on the Third Extended Maturity Date.

“Voluntary Prepayment Release Price” means a voluntary prepayment of Thirty-Five Million Dollars ($35,000,000).

(b)                                 Section 1.1 is hereby amended by deleting the definition of “Approved Leases” in its entirety and inserting in lieu thereof the following:

“‘Approved Leases’ shall mean (a) all existing Leases, including, without limitation, the leases set forth on Schedule 1.1F attached hereto (collectively, the “Existing Leases”), (b) with respect to the Cactus Assemblage and the Wild Wild West Fee Assemblage, any Leases entered into by Borrower as landlord after the Effective Date which (i) are not Major Leases and (ii) are not entered into with a tenant that is an Affiliate of Borrower, in each case on such terms and conditions as Borrower believes to be in its best interest, and (c) any lease of up to nine (9) acres of land located at 4750 Procyon Street for parking purposes provided that such lease has a term that (i) will expire on or prior to the date that is five (5) years from the date of such lease and calls for an annual rental rate of $0.60 per square foot and otherwise on such terms and conditions as Borrower believes to be in its best interest (provided that any Lease of all or any material portion of the Hotel/Casino Facility shall require the Administrative Agent’s consent in its sole and absolute discretion).”

(c)                                  Section 1.1 is hereby amended by deleting the definition of “Base Rate” in its entirety and inserting in lieu thereof the following:

“Base Rate” shall mean on any day the higher of:  (a) the Prime Rate in effect on such day, and (b) the sum of the Federal Funds rate in effect on such day plus one half of one percent (0.50%); provided, however, that in no event shall the Base Rate ever be less than zero percent (0%).

(d)                                 Section 1.1 is hereby amended by deleting the definition of “LIBO Rate” in its entirety and inserting in lieu thereof the following:

“LIBO Rate” shall mean, with respect to any Interest Period, the per annum rate for such Interest Period and for an amount equal to the amount of the applicable Loan shown on Reuters Screen LIBOR01 (or any equivalent successor page) at approximately 11:00 (London time) two Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not quoted, the arithmetic average as reasonably determined by the Administrative Agent of the rates at which deposits in immediately available Dollars in an amount equal to the amount of the applicable Loan having a maturity approximately equal to such Interest Period are offered to four (4) reference banks to be selected by the Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period; provided, however, that in no event shall the LIBO Rate ever be less than zero percent (0%).

(e)                                  Section 1.1 is hereby amended by deleting the definition of “LIBO Rate Spread” in its entirety and inserting in lieu thereof the following:

“LIBO Rate Spread” shall mean (a) during the Original Term, three and one half percent (3.5%); (b) during the First Extension Term (provided Borrower exercises its first Option to Extend in accordance with the terms of Section 2.3 hereof), four and one half percent (4.5%); and (c) during the Second Extension Term (provided Borrower exercises its second Option to Extend in accordance with the terms of Section 2.3 hereof), five and one half percent (5.5%); provided, however, that immediately after the Release Date, the LIBO Rate Spread shall be four and one half percent (4.5%) during any Second or Third Extension Term.  In the event the Obligations are not repaid in full on the Maturity Date, the LIBO Rate Spread for all periods after the Maturity Date until all Obligations are repaid in full shall be the LIBO Rate Spread in effect on the day prior to the Maturity Date.

(f)                                   Section 1.1 is hereby amended by deleting the definition of “Restricted” in its entirety and inserting in lieu thereof the following:

“‘Restricted’ shall mean, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of

Leasehold Holder (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties, (iii) constitute Cage Cash or (v) is allocated by Borrower for use in paying current rent and other amounts due under the Ground Lease, current cash interest or periodic fees due and payable under the Credit Agreement, or reimbursable expenses of the Administrative Agent or the Lenders due and payable under the Credit Agreement (provided, however, in no event shall any cash or Cash Equivalents used for the repurchase of any of the Warrants be deemed “Restricted”).”

4.                                      Amendments to Credit Agreement.

(a)                                 Section 2.3(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)                           Borrower shall have three (3) options to extend the term of the Loan (each, an “Option to Extend”), from the Original Maturity Date to the First Extended Maturity Date, from the First Extended Maturity Date to the Second Extended Maturity Date, and from the Second Extended Maturity Date to the Third Extended Maturity Date, in each case upon satisfaction of all of the following conditions precedent:

(1)                                 Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the applicable Option to Extend, at least thirty (30), but not more than ninety (90), days prior to the Original Maturity Date, First Extended Maturity Date or Second Extended Maturity Date, as applicable (the “Extension Request”);

(2)                                 As of the date of Borrower’s delivery of the Extension Request, and as of the Original Maturity Date, First Extended Maturity Date or Second Extended Maturity Date, as applicable, no Event of Default or Potential Default shall have occurred and be continuing, and Borrower shall so certify in writing;

(3)                                 As of the date of Borrower’s delivery of the Extension Request, and as of the Original Maturity Date, First Extended Maturity Date or Second Extended Maturity Date, as applicable, no Default (as defined in the PropCo Credit Agreement (a “Propco Default”)) or Event of Default (as defined in the PropCo Credit Agreement (a “Propco Event of Default”)) shall have occurred and be continuing under the PropCo Loan Documents, and PropCo shall so certify in writing; provided that if as of the date Borrower delivers the Extension Request or as of the Original Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, (x) a PropCo Default exists, but such PropCo Default has not become or been declared to be a PropCo Event of Default, or (y) a PropCo Event of Default exists, but the PropCo Administrative Agent has entered into a forbearance agreement or similar agreement (a “PropCo Forbearance Agreement”) agreeing to forbear from the exercise of its rights and remedies with respect thereto for a certain period of time (the “PropCo Forbearance Period”), and provided that (in the case of (x) or (y)) Borrower has satisfied each of the other conditions precedent contained in this Section 2.3(b), then the term of the Loan shall be extended on a provisional basis only until the earlier to occur of (i) the date such PropCo Default or PropCo Event of Default is cured or waived in writing by the PropCo Administrative Agent and no other PropCo Default or PropCo Event of Default exists under the PropCo Credit Agreement, in which case the term of the Loan shall be extended as provided in this Section 2.3(b) (provided the other conditions precedent listed in this Section 2.3(b) have been satisfied) to the First Extended Maturity Date, the Second Extended Maturity Date or the Third Extended Maturity Date, as applicable, or (ii) the date (the “Provisional Extension Termination Date”) upon which either (A) the PropCo Default becomes or is declared by the PropCo Administrative Agent to be a PropCo Event of Default (unless a PropCo Forbearance Agreement was entered into prior to the date such PropCo Default became or was declared to be a PropCo Event of Default and the PropCo Forbearance Period remains in full force and effect notwithstanding such PropCo Event of Default), or (B) the PropCo Forbearance Agreement or the PropCo Forbearance Period terminates or expires and a PropCo Event of Default continues to exist following the termination or expiration of the PropCo Forbearance Agreement or PropCo Forbearance Period, or (C) a subsequent PropCo Event of Default occurs after the Original Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, then in the case of (A), (B) or (C), Borrower shall be deemed to have failed to satisfy Section 2.3(b)(3) of the conditions precedent to extend the term of the Loan and all Obligations with respect to the Loan shall be due and payable as of the Provisional Extension Termination Date (and the Provisional Extension Termination Date shall be deemed to be the “Maturity Date” for purposes of this Agreement and the other Loan Documents), and Administrative Agent shall be entitled to exercise all of its rights and remedies under the Loan Documents and applicable law in the event all Obligations with respect to the Loans are not repaid in full on such Provisional Extension Termination Date, and no payments received or accepted by Administrative Agent or the Lenders prior to the Provisional Termination Date shall constitute or be deemed to extend the term of the Loan or waive or modify any of the provisions of this Section 2.3(b).

(4)                                 With respect to the first Option to Extend, on a date no later than the day that is sixty (60) days after the Original Maturity Date, Borrower shall have entered into Interest Rate Contracts with an Acceptable Counterparty which: (a) are in an aggregate notional amount equal to not less than the then-outstanding aggregate principal amount of all the Loans; (b) fixes or caps LIBOR at no more than one and one-half percent (1.50%); (c) covers the period from the first day of the First Extension Term through the First Extended Maturity Date, (d) otherwise comply with the requirements set forth in Section 5.12; and (e) are collaterally assigned to the Administrative Agent pursuant to the Assignment(s) of Interest Rate Contract.

(5)                                 With respect to the second Option to Extend, on a date no later than the first day of the Second Extension Term, Borrower shall have entered into Interest Rate Contracts with an Acceptable Counterparty which: (a) are in an aggregate notional amount equal to not less than the then-outstanding aggregate principal amount of all the Loans; (b) fixes or caps LIBOR at no more than two percent (2.00%); (c) covers the period from the first day of the Second Extension Term through the Second Extended Maturity Date, (d) otherwise comply with the requirements set forth in Section 5.12; and (e) are collaterally assigned to the Administrative Agent pursuant to the Assignment(s) of Interest Rate Contract.

(6)                                 With respect to the third Option to Extend, on a date no later than the first day of the Third Extension Term, Borrower shall have entered into Interest Rate Contracts with an Acceptable Counterparty which: (a) are in an aggregate notional amount equal to not less than the then-outstanding aggregate principal amount of all the Loans; (b) fixes or caps LIBOR at no more than two and one-half percent (2.50%); (c) covers the period from the first day of the Third Extension Term through the Third Extended Maturity Date, (d) otherwise comply with the requirements set forth in Section 5.12; and (e) are collaterally assigned to the Administrative Agent pursuant to the Assignment(s) of Interest Rate Contract.

(7)                                 With respect to the third Option to Extend, the Release Date shall have occurred.

(8)                                 With respect to the second Option to Extend, Borrower has previously properly exercised its first Option to Extend the term of the Loans to the First Extended Maturity Date;

(9)                                 With respect to the third Option to Extend, Borrower has previously properly exercised its first Option to Extend the term of the Loans to the First Extended Maturity Date and its second Option to Extend the term of the Loans to the Second Extended Maturity Date;

(10)                          Borrower shall execute or cause the execution of all documents reasonably required by Administrative Agent to evidence the Option to Extend;

(11)                          Borrower shall pay the Extension Fee to Administrative Agent, on or before 1:00 PM (New York time) on the first Business Day of each extension term; and

(12)                          All costs and expenses incurred by Administrative Agent or the Lenders (including, without limitation, reasonable attorneys’ fees and expenses incurred by Administrative Agent or the Lenders in connection with the exercise of such Option to Extend) shall be payable by Borrower on demand therefor.”

(b)                                 Section 2.6 of the Credit Agreement is hereby amended by inserting the following as Section 2.6(3)(c) thereof:

“(c)                            Notwithstanding the terms of Section 2.6(3)(a) and Section 2.6(3)(b) above, commencing immediately after the Release Date, Borrower shall pay interest on the Loans monthly in cash in immediately available funds, in arrears, on each Payment Date, at an interest rate of three percent (3.00%) per annum, as set forth on an interest billing statement delivered by the Administrative Agent to the Borrower (which delivery may be by overnight delivery or e-mail attachment addressed to the Senior Vice President and Treasurer of Borrower) no later than 1:00 p.m. (New York time) on a date at least one Business Day prior to the date such interest is due.  All interest on the Loans that accrues after the Release Date that is not paid by Borrower on each Payment Date in accordance with the terms of this Section 2.6(3)(c) shall accrue and shall be added to the outstanding principal amount of the Loans on each Payment Date, increasing the principal amount of the Loans by such amounts (which increases shall be credited to each Lender proportionally based on each Lender’s Pro Rata Share of the Loans).”

(c)                                  Section 2.11(1) of the Credit Agreement is hereby amended by inserting the phrase “or Change in Law” after the term “Requirement of Law” in the first sentence thereof.

(d)                                 Article IV of the Credit Agreement is hereby amended by inserting the following as Section 4.33 thereof:

“4.33                  Embargoed Person; OFAC.   As of the date hereof and at all times throughout the term of the Loans, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Leasehold Holder, Holdco or Recourse Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Leasehold Holder, Holdco or Recourse Guarantor, as applicable, with the result that the investment in Borrower, Leasehold Holder, Holdco or Recourse Guarantor, as applicable (whether directly or indirectly), is prohibited by law or any of the Loans is in violation of law; and (c) none of the funds of Borrower, Leasehold Holder, Holdco or Recourse Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Leasehold Holder, Holdco or Recourse Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loans are in violation of law.  None of Borrower, Leasehold Holder, Holdco or Recourse Guarantor is (or will be) a Person with whom Administrative Agent, or any Lender is restricted from doing business under OFAC regulations (including those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 #13224 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such Persons.  In addition, to help the U.S. Government fight the funding of terrorism and money laundering activities, the U.S.A. Patriot Act (and the regulations thereunder) requires Administrative Agent and Lenders to obtain, verify and record information that identifies its customers.  Borrower, Leasehold Holder, Holdco and Recourse Guarantor shall provide Administrative Agent and Lenders with any additional information that they deem necessary from time to time in order to ensure compliance with the U.S.A. Patriot Act and any other applicable law concerning money laundering and similar activities.”

(e)           Article VI of the Credit Agreement is hereby amended by inserting the following as Section 6.17 thereof:

“6.17      Major Leases. Borrower shall not enter into any Major Leases without Administrative Agent’s prior written consent, which consent may be withheld in Administrative Agent’s sole and absolute discretion.  Borrower shall have the right, without Administrative Agent’s consent, to enter into (i) Leases which are not Major Leases with unaffiliated third parties or (ii) a Lease of up to nine (9) acres of land located at 4750 Procyon Street for parking purposes provided that such Lease has a term of no longer than five (5) years and the rent per square foot thereunder is no less than $0.60 in any given year, in each case of (i) and (ii), on such terms and conditions as Borrower determines to be in its best interest (provided that any Lease of all or any material portion of the Hotel/Casino Facility shall require the Administrative Agent’s consent in its sole and absolute discretion).”

(f)            Article X of the Credit Agreement is hereby amended by inserting the following as Section 10.24 thereof:

“10.24    Release of Cactus Assemblage.

(a) Subject to satisfaction of each of the conditions set forth below with respect to Cactus Assemblage, Administrative Agent shall release the Cactus Assemblage from the Lien of the Security Instruments (the “Cactus Assemblage Release”):

(1)           Borrower delivers a written notice (a “Release Notice”) to Administrative Agent of its desire to effect the Cactus Assemblage Release no later than five (5) Business Days, prior to the date on which the Cactus Assemblage Release shall occur (the “Release Date”).  A Release Notice may be rescinded by Borrower upon delivery of written notice to Administrative Agent no later than two (2) Business Days prior to the Release Date specified in the Release Notice, provided that Borrower shall be responsible for the actual out-of-pocket costs and expenses incurred by Administrative Agent or any Lender in connection with the rescission of such Release Notice.

(2)           Borrower shall have paid to Administrative Agent the Voluntary Prepayment Release Price or the Property Sale Release Price, as applicable; provided, however, that in the event the Borrower elects to pay the Voluntary Prepayment Release Price hereunder, then to the extent the Cactus Assemblage is sold thereafter and the net proceeds (after customary and reasonable third-party sale cost deductions) are in excess of Thirty-Five Million Dollars ($35,000,000), Borrower may retain the first Thirty-Five Million Dollars ($35,000,000) of such net proceeds and shall promptly pay to Administrative Agent the entire portion of such net proceeds that is over Thirty-Five Million Dollars ($35,000,000) as a prepayment of the Loan.

(3)           Borrower shall have paid to Administrative Agent the Modification Fee.

(4)           Borrower shall submit to Administrative Agent not less than ten (10) Days prior to the Release Date (which must be on a Business Day) an Officer’s Certificate certifying that (i) the release to be effected will not violate the terms of this Agreement, (ii) the release to be effected will not impair or otherwise adversely affect the Lien, security interests and other rights of Administrative Agent under the Loan Documents not being released (or as to the Collateral subject to the Loan Documents not being released) and (iii) the condition set forth in Section 10.24(5) below is satisfied in connection with the Cactus Assemblage Release (together with calculations and supporting documentation demonstrating the same in reasonable detail).

(5)           Borrower shall deliver, or cause to be delivered, one or more of the following to Administrative Agent:  (i) cash by wire transfer of immediately available funds in the amount of $40,000,000.00 which amount shall at Borrower’s election by written notice to Administrative Agent delivered concurrently with such amount, either (A) be applied as a voluntary prepayment by Borrower of the Loan; or (B) be held by Administrative Agent in a reserve as additional collateral for the Loan and, upon the occurrence and during the continuance of an Event of Default, applied by Administrative Agent in reduction of the Loan (and Borrower agrees, at Borrower’s sole cost and expense, to promptly execute such other documentation as Administrative Agent may request to evidence Administrative Agent’s security interest in such reserve funds) , (ii) a letter of credit in form and substance and from an institution, in each case, reasonably acceptable to Administrative Agent and Required Lenders in the amount of $40,000,000.00, or (iii) a guaranty in form and substance, and from a guarantor, in each case reasonably acceptable to Administrative Agent and the Required Lenders, of an amount of the outstanding principal balance of the Loan equal to $40,000,000.00.  For the avoidance of doubt, the amounts held in reserve pursuant to clause (i)(B) above, the face amount of the letter of credit pursuant to clause (ii) above and the guaranteed amount pursuant to clause (iii) above shall each be deemed to reduce for LTV Ratio testing purposes only (and for no other purpose), on a dollar-for-dollar basis, the outstanding principal amount of the Loan.

(6)           No Event of Default shall have occurred and then be continuing on the date on which Borrower delivers the Release Notice and on the Release Date.

(7)           The Release Date shall have occurred on or prior to June 16, 2017.

(8)           Borrower executes and delivers such other instruments, certificates, opinions of counsel with respect to the enforceability of any amendments to any of the Loan Documents, and documentation as Administrative Agent and/or the Rating Agencies shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Administrative Agent by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents and partial release endorsements to the existing Title Policies (if requested by Administrative Agent).

(9)           Borrower shall pay for any and all reasonable out-of-pocket costs and expenses incurred in connection with any proposed Cactus Assemblage Release, including Administrative Agent’s and the Lenders’ attorneys’ fees and disbursements, and all title insurance premiums for any endorsements (or reasonable substitutes for such endorsements) to any existing Title Policies required by Administrative Agent in connection with such proposed release.

(10)         Prior to the Release Date, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that all amounts owing by Borrower to any parties in connection with the transaction relating to the proposed Cactus Assemblage Release have been paid in full, or will simultaneously be paid in full on the Release Date or adequate reserves therefor are established by Borrower in cash with respect to contingent or other liabilities that may arise out of such transaction and for which Borrower is not adequately indemnified or insured against as reasonably determined by Administrative Agent.

(b) On or following the sixtieth (60) day following the Release Date, Administrative Agent shall order an updated “as is” FIRREA-compliant appraisal of the Mortgaged Property taking into account the Cactus Assemblage Release (which shall be ordered by Administrative Agent at the sole cost and expense of Borrower) (“LTV Appraisal”).  On the date which is the later of (i) ninety (90) days following the Release Date, or (ii) five (5) Business Days following Administrative Agent’s and Required Lender’s approval of an LTV Appraisal (the “Approved LTV Appraisal”) and written notification to Borrower of the LTV Ratio based on the Approved LTV Appraisal of the Mortgaged Property (taking into account the Cactus Assemblage Release and a $40,000,000.00 deemed reduction in the outstanding principal amount of the Loan as a result of Borrower’s delivery of any of the items set forth in Section 10.24(a)(5)(i)(B), (ii) or (iii) above) (the “Approved LTV Ratio”), either:

(i) if the Approved LTV Ratio is greater than fifty percent (50%), then within five (5) Business Days following receipt of notice from Administrative Agent of the same, Borrower shall deliver, or cause to be delivered, one or more of the following to Administrative Agent:  (A) cash by wire transfer of immediately available funds in the amount (the “Additional LTV Prepayment Amount”) sufficient to reduce the Approved LTV Ratio to fifty percent (50%), which amount shall at Borrower’s election by written notice to Administrative Agent delivered concurrently with such amount, either (I)  be applied as a voluntary prepayment by Borrower of the Loan; or (II) be held by Administrative Agent in a reserve as additional collateral for the Loan and, upon the occurrence and during the continuance of an Event of Default, applied by Administrative Agent in reduction of the Loan (and Borrower agrees, at Borrower’s sole cost and expense, to promptly execute such other documentation as Administrative Agent may request to evidence Administrative Agent’s security interest in such reserve funds) , (B) a letter of credit in form and substance and from an institution, in each case, reasonably acceptable to Administrative Agent and Required Lenders in the Additional LTV Prepayment Amount, or (C) an amended and restated guaranty in form and substance the same as, and from the guarantor which delivered, the guaranty on the Release Date and otherwise reasonably acceptable to Administrative Agent and the Required Lenders, of an amount of the outstanding principal balance of the Loan equal to the sum of $40,000,000.00 plus the Additional LTV Prepayment Amount; or

(ii) if the Approved LTV Ratio is equal to or less than fifty percent (50%), then (A) if Borrower delivered cash pursuant to Section 10.24(a)(5)(i)(A) above on the Release Date as a voluntary prepayment of the Loan, Administrative Agent and Lenders shall have no obligation to re-loan or return any portion of such cash and the Loan shall remain repaid, (B) if Borrower delivered cash pursuant to Section 10.24(a)(5)(i)(B) above into reserve on the Release Date, Administrative Agent and Lenders shall, within five (5) Business Days following approval of the Approved LTV Appraisal, return all or such portion of such reserved amounts such that the Approved LTV Ratio taking into account the return of such reserved amounts for Approved LTV Ratio testing purposes only equals fifty percent (50%), (C) if Borrower delivered, or caused to be delivered, a letter of credit pursuant to Section 10.24(a)(5)(ii) above on the Release Date, Borrower shall be entitled to deliver a letter of credit satisfying the terms of Section 10.24(a)(5)(ii) in a reduced amount such that the Approved LTV Ratio taking into account the amount of such reduced letter of credit for Approved LTV Ratio testing purposes only equals fifty percent (50)%, and (C) if Borrower delivered, or caused to be delivered a guaranty pursuant to Section 10.24(a)(5)(iii) above on the Release Date, Borrower shall be entitled to deliver an amended and restated guaranty in form and substance the same as, and from same guarantor which delivered, the guaranty on the Release Date, and otherwise reasonably acceptable to Administrative Agent and Required Lenders, which amended and restated guaranty shall be of a portion of the outstanding principal amount of the Loan equal to such amount which would cause the Approved LTV Ratio taking into account the amount guaranteed by such amended and restated guaranty for testing purposes only to equal fifty percent (50)%.

(c) Administrative Agent and Lenders hereby consent to the delivery of the guaranties set forth in Sections 10.24(a)(5)(iii), (b)(i)(C) or (b)(ii)(C) above by PropCo so long as as of the date of delivery of the applicable guaranty, PropCo is then in compliance with the financial covenants set forth in Section 10.08 of the PropCo Credit Agreement (as hereinafter defined) (the “Financial Covenants”) and there are no then-existing PropCo Events of Default (as hereinafter defined) under the PropCo Credit Agreement.   In the event at any time while a guaranty by PropCo is outstanding, PropCo no longer satisfies the Financial Covenants under the PropCo Credit Agreement or a PropCo Event of Default occurs under the PropCo Credit Agreement, then the same shall be an Event of Default hereunder unless either (i) the same is cured by PropCo to Administrative Agent’s and Required Lenders’ reasonable satisfaction within ninety (90) days from PropCo’s receipt of notice of the same, or (ii) Borrower delivers, or causes to be delivered either (A)  a new guaranty in form and substance the same as the applicable guaranty from PropCo from a guarantor reasonably acceptable to Administrative Agent and the Required Lenders, (B) cash by wire transfer of immediately available funds in the amount of the amount guaranteed in the applicable guaranty from PropCo,  which amount shall at Borrower’s election by written notice to Administrative Agent delivered concurrently with such amount, either (I) be applied as a voluntary prepayment by Borrower of the Loan; or (II) be held by Administrative Agent in a reserve as additional collateral for the Loan and, upon the occurrence and during the continuance of an Event of Default, applied by Administrative Agent in reduction of the Loan (and Borrower agrees, at Borrower’s sole cost and expense, to promptly execute such other documentation as Administrative Agent may request to evidence Administrative Agent’s security interest in such reserve funds), or (C) a letter of credit in form and substance and from an institution, in each case, reasonably acceptable to Administrative Agent and Required Lenders in the amount of the amount guaranteed in the applicable guaranty from PropCo.  In the event the PropCo Credit Agreement is terminated for any reason whatsoever following the Modification Closing Date, for the purposes of this clause (c) the Financial Covenants shall be deemed to remain in full force and effect in accordance with the PropCo Credit Agreement as in effect as of the Modification Closing Date (as modified only by such amendments and modifications thereto as have been approved by Administrative Agent and Required Lenders in the their sole discretion).

(d) At least five (5) Business Days prior to the delivery of any guaranty by PropCo under this Section 10.24, Borrower shall deliver, or cause to be delivered, such financial information, reports, documents and other information with respect to PropCo as are reasonably necessary for Administrative Agent to determine whether PropCo is in compliance with the Financial Covenants.  During such time as a guaranty is outstanding from PropCo, Borrower shall deliver, or cause to be delivered, to Administrative Agent each of the financial statements and other deliveries with respect to PropCo as are required to be delivered to the Administrative Agent (as defined in the PropCo Credit Agreement) under Section 9.04 of the PropCo Credit Agreement as in effect as of the Modification Closing Date (as modified only by such amendments and modifications thereto as have been approved by Administrative Agent and Required Lenders in the their sole discretion).  In the event the PropCo Credit Agreement is terminated, Borrower shall continue to make, or cause to be made, the deliveries required under this clause (d) for so long as the applicable guaranty remains in effect, as if the PropCo Credit Agreement remained in full force and effect.

For the purposes of this Section 10.24, the following terms shall have the following meanings:

“Modification Closing Date” means July 15, 2016.

“PropCo Credit Agreement” means that certain Credit Agreement, dated as of June 8, 2016, among Propco, as borrower; the subsidiary guarantors of Propco from time to time party thereto, as guarantors; the lenders from time to time party thereto; the L/C Lenders (as defined therein) party thereto; Deutsche Bank, as swingline lender, as administrative agent and as collateral agent; Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan, Deutsche Bank Securities, Inc., Fifth Third Bank, Goldman Sachs Bank USA, Citigroup Global Markets Inc., Macquarie Capital (USA) Inc., Citizens Bank, N.A. and UBS Securities LLC, as lead arrangers and bookrunners for the revolving facility and the term A facility and as lead arrangers and bookrunners for the term B facility; JPMorgan, Bank of America, N.A., Deutsche Bank and Fifth Third Bank, as syndication agents; and Goldman Sachs Bank USA, Citigroup Global Markets Inc., Macquarie Capital (USA) Inc., Citizens Bank, N.A., UBS Securities LLC and Credit Suisse Securities (USA) LLC, as documentation agents.

“PropCo Event of Default” means “Event of Default” as such term is defined in the PropCo Credit Agreement.”

5.             Amendments to Warrants.  Simultaneously with the execution and delivery hereof, and as a condition precedent to the effectiveness of this Modification Agreement, the Borrower shall execute and deliver an amendment to each of the Warrants in the form attached hereto as Exhibit B.

6.             Affiliate Leases.  On or prior to the date that is ninety (90) days after the date hereof, the Borrower shall enter into a lease in the form attached hereto as Exhibit A with each of its tenants that are Affiliates (each, an “Affiliate Lease”) at a fair market rental rate approved by Administrative Agent in its reasonable discretion.  Borrower shall have the right to waive the tenant’s obligation to pay rent under each Affiliate Lease prior to the occurrence of an Event of Default.  In the event that any Affiliate Lease does not provide that it is terminable by the Administrative Agent (or any successor landlord) at any time following an Event of Default, then at the time such Affiliate Lease is executed, the Borrower shall deliver to Administrative Agent a guaranty of the obligations of each tenant under an Affiliate Lease in form and substance and from a guarantor acceptable to Administrative Agent and the Required Lenders in their sole and absolute discretion, provided, however, that if the tenant is Propco, then no such guaranty shall be required by the Administrative Agent or the Lenders. In addition, simultaneously with the execution of each Affiliate Lease, Borrower shall enter into an assignment of leases and rents in favor of the Administrative Agent in the form of the existing Assignment of Leases and Rents.  In no event shall Borrower amend, modify or terminate any Affiliate Lease without the prior written consent of Administrative Agent, which consent may be withheld in its sole and absolute discretion.

7.             Covenants, Representations and Warranties of Borrower.

(a)           Borrower hereby acknowledges and agrees that all terms, covenants, conditions and provisions of the Loan Documents continue in full force and effect and remain unaffected and unchanged, except to the extent expressly set forth in this Modification Agreement. Neither this Modification Agreement nor the execution and delivery of this Modification Agreement by the parties hereto shall constitute a novation or renewal of the Obligations or any of the Loan Documents. This Modification Agreement is not intended to and shall not be deemed or construed to create or constitute a waiver, release, or relinquishment of, and shall not affect, the liens, security interests and rights, remedies and interests thereunder, all of which are hereby ratified, confirmed, renewed and extended in all respects. Without limiting the foregoing Borrower reaffirms that each of its representations, warranties, covenants and agreements set forth in the Loan Documents.

(b)           Borrower acknowledges and agrees that all of the Mortgaged Property and Collateral under the Facility secures and shall continue to secure the Facility with valid, binding, enforceable and perfected first priority liens and security interests, and Borrower has not taken, nor caused any other Person to take, nor has any other event occurred with the lapse of time or the giving of notice or both that would constitute or result in, any action that would cause or otherwise result in the interruption, cessation or other lapse of the aforesaid liens and security interests in the Mortgaged Property or the Collateral for the Loan or the loss of the first priority status of such liens or otherwise a loss of perfection of such liens.

(c)           The Borrower represents and warrants that the rent roll for the Mortgaged Property attached hereto as Schedule 1 is true, accurate and complete in all respects.

(d)           The Borrower represents and warrants that the Borrower is treated as a partnership for U.S. federal income tax purposes.

(e)           The Borrower represents and warrants that (i) this Modification Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles affecting enforceability, (ii) the execution and delivery by the Borrower of this Modification Agreement has been duly authorized by all requisite action on the part of the Borrower and will not violate any of the Organizational Documents of the Borrower and (iii) Borrower’s execution and delivery of this Modification Agreement will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or any provision of any indenture, agreements or undertaking to which Borrower is a party or the Organizational Documents of Borrower.

8.             Effect on Loan Documents.

(a)           References. Each reference in any Loan Document (each a “Subject Document”) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, each reference in the other Loan Documents to such Subject Document, “thereunder”, “thereof”, “therein”, or words of like import, and each reference in any Loan Document (including, without limitation, such Subject Document) to any term, condition or provision contained in such Subject Document, “thereunder”, “thereof”, “therein”, or words of like import, shall mean and be a reference to such Subject Document (or such term, condition or provision, as applicable) as amended, supplemented or otherwise modified hereby or in connection herewith.

(b)           Incorporation. Each covenant, agreement, representation or warranty of any Person contained in this Modification Agreement shall be deemed, for all purposes under the Loan Documents, to constitute a covenant, agreement, representation or warranty (as applicable) of such Person under the Loan Documents.

9.             Release of Claims.

(a)           Effective as of the date hereof, Borrower, Leasehold Holder and Holdco,  each on its own behalf and on behalf of (x) its managers, employees, officers, directors, and agents and (y) Borrower’s subsidiaries, parent entities; shareholders, partners, members, managers, owners, and other principals (collectively, the “Borrower Releasors”), hereby fully and forever irrevocably releases, relinquishes, discharges and acquits Deutsche Bank and JPMorgan and their respective past, present, and future predecessors, successors, subsidiaries, parent entities, assigns, participants, shareholders, partners, members, managers, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and/or entities claiming or acting by, through, under or in concert with each such entity or individual (collectively, the “Lender Releasees”), of and from and against any and all defenses, offsets, cross-complaints, causes of action, rights, claims or demands of any kind or nature whatsoever, including without limitation, any usury or lender liability claims or defenses, arising out of or relating to the Facility, the Credit Agreement or any Loan Document, this Modification Agreement or the other document executed and delivered in connection with this Modification Agreement, in each case related to matters arising on or prior to the date hereof (collectively, “Defenses”) and all other claims, demands, obligations, duties, liabilities, damages, expenses, claims of offset, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, in each case related to matters arising on or prior to the date hereof, directly or indirectly, in any manner from and/or out of (i) the Facility, the Credit Agreement and/or the Loan Documents, (ii) Lenders’ acts, statements, conduct, representations and omissions made in connection therewith, or (iii) any fact, matter, transaction or event relating thereto, whether known or unknown, suspected or unsuspected in each case related to matters arising on or prior to the date hereof, which could, might or may be claimed to exist,  whether liquidated or unliquidated, each though fully set forth herein at length (collectively, the “Released Claims”). In addition, Borrower and all Borrower Releasors agree not to commence, join in, consent to, prosecute or participate in any suit or other proceeding in a position (or the reasonably anticipated effect thereof) which is adverse to any of the Lender Releasees or any of their respective rights under the Loan Documents, arising or as a consequence directly or indirectly from or of any of the Released Claims.  For avoidance of doubt, Lender Releasees acknowledge and agree that nothing set forth in this Section 9 is intended to, nor shall any Lender Releasee assert that anything set forth in this Section 9 be construed to, in any manner release, relinquish, discharge or acquit any Lender Releasee from its continuing obligations in respect of the Facility arising under or pursuant to the Credit Agreement or any Loan Document, this Modification Agreement or the other document executed and delivered in connection with this Modification Agreement.

(b)           Borrower Releasors hereby irrevocably waive the provisions of any applicable laws restricting the release of claims which the releasing parties do not know or suspect to exist at the time of release, which, if known, would have materially affected the decision to agree to these releases. In connection with the foregoing, Borrower Releasors hereby agree, represent and warrant to Deutsche Bank and JPMorgan that they realize and acknowledge that factual matters now unknown may have given or may hereafter give rise to causes of action, claims, demands, debts; controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Borrower Releasors further agree, represent and warrant that the releases provided herein have been negotiated and agreed upon in light of that realization and that Borrower Releasors nevertheless hereby intend to release, discharge and acquit the parties set forth hereinabove from, any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any manner set forth in or related to the Facility and all dealings in connection therewith, in each case related to matters arising on or prior to the date hereof.

(c)           Borrower Releasors hereby acknowledge that they have not relied upon any representation of any kind made by Deutsche Bank, JPMorgan or any affiliate of such party in making the foregoing release.

(d)           Borrower Releasors represent and warrant that none of them has heretofore assigned, transferred, pledged or hypothecated (collectively, a “Transfer”) or purported to Transfer, to any person or entity any matter released by such person or entity hereunder or any portion thereof or interest therein, and each Borrower Releasor agrees to indemnify, protect, defend and hold each of the Lender Releasees harmless from and against any and all claims, losses, liabilities, costs, expenses, fees and damages (including reasonable attorneys’ fees and court costs, including all reasonable attorneys’ fees and court costs incurred in enforcing such indemnity) based on or arising out of any such Transfer or purported Transfer by such person or entity.

(e)           Borrower agrees to indemnify, protect, defend and hold Lender Releasees harmless from and against any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses and damages (collectively, the “Indemnified Claims”) which Borrower’s officers, directors, agents, subsidiaries, parent entities, shareholders, partners, members, managers, owners or other principals have or may claim to have against Lender Releasees arising out of this Modification Agreement, the Credit Agreement, the other Loan Documents and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any Lender Releasees hereunder or under the Loan Documents, in each case related to matters arising on or prior to the date hereof.

10.          Miscellaneous.

(a)           Counterparts. This Modification Agreement may be executed in any number of counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original and binding upon the party signing such counterpart; all such counterparts taken together shall constitute one and the same instrument.

(b)           Governing Law. This Modification Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

(c)           Headings. Section headings in this Modification Agreement are included herein for convenience of reference only and shall not constitute a part of this Modification Agreement for any other purpose.

(d)           Entire Agreement. This Modification Agreement supersedes all prior understandings and agreements with respect to the subject matter hereof and constitutes the entire agreement among the parties with respect to the matters addressed herein, and may not be modified except by written agreement signed by all parties hereto.

(e)           Successors and Assigns. This Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, executors and personal representatives.

(f)            Expenses. The Borrower hereby agrees to promptly pay all reasonable attorneys’ fees and expenses and other costs or expenses incurred by Administrative Agent and the Lenders in connection with this Modification Agreement.

(g)           Reaffirmation of Guaranty.  Recourse Guarantor hereby reaffirms its obligations under the Recourse Guaranty in all respects.

(h)           Tax Reporting. For income tax purposes, each of the parties hereto agrees that it shall report all transactions contemplated by this Modification Agreement and the Credit Agreement in a manner consistent with, and in accordance with, the form in which such transactions are described, including treating all Loan payments pursuant to the Credit Agreement or denominated by the Borrower as payments on the Loan as made with respect to the Loan.

[SIGNATURE PAGES FOLLOW]

EXHIBIT B

IN WITNESS WHEREOF, the undersigned have executed this Modification Agreement as of the date first above referenced.

BORROWER:

CV PROPCO, LLC,
a Nevada limited liability company

By:	/s/ Matthew L. Heinhold
Name: Matthew L. Heinhold
Title: Secretary

LEASEHOLD HOLDER:

NP TROPICANA LLC,
a Nevada limited liability company

By:	/s/ Matthew L. Heinhold
Name: Matthew L. Heinhold
Title: Secretary

HOLDCO:

NP LANDCO HOLDCO LLC,
a Nevada limited liability company

By:	/s/ Matthew L. Heinhold
Name: Matthew L. Heinhold
Title: Secretary

RECOURSE GUARANTOR:

STATION CASINOS LLC,
a Nevada limited liability company

By:	/s/ Matthew L. Heinhold
Name: Matthew L. Heinhold
Title: Secretary

ADMINISTRATIVE AGENT AND LENDER:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ David Rosenblum
Name: David Rosenblum
Title: Managing Director

By:	/s/ Le Shay Chong
Name: Le Shay Chong
Title: Director

For purposes of Section 7 hereof only:

GERMAN AMERICAN CAPITAL CORPORATION

By:	/s/ Thomas C. Vasile
Name: Thomas C. Vasile
Title: Director

By:	/s/ Larney J. Bisbano
Name: Larney J. Bisbano
Title: Director

SYNDICATION AGENT AND LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Neil R. Boylan
Name: Neil R. Boylan
Title: Managing Director

EXHIBIT A

Form of Lease

[Attached]

EXHIBIT B

Form of Amendment to Warrants

[Attached]

No. of Unit Groups: [ ]	Warrant No. [ ]

FORM OF FIRST AMENDMENT TO WARRANT
TO PURCHASE UNITS REPRESENTING LIMITED LIABILITY COMPANY INTERESTS IN [                   ]

THIS FIRST AMENDMENT TO WARRANT TO PURCHASE UNITS REPRESENTING LIMITED LIABILITY COMPANY INTERESTS IN [                           ], dated as of July    , 2016 (this “Amendment”), is entered into by and between [                                ], a Nevada limited liability company (the “Company”), and [                 ], or its registered assigns (“[                               ]”).

RECITALS:

WHEREAS, the Company entered into that certain Warrant to Purchase Units Representing Limited Liability Company Interests in the Company, dated as of June 17, 2011 (the “Warrant”), pursuant to which [                            ] is entitled to purchase from the Company at any time and from time to time during the Exercise Period, [                           ] Unit Groups, in whole or in part, at a purchase price per Unit Group equal to the Exercise Price then in effect, adjusted as provided in the Warrant; and

WHEREAS, the Company and [                      ] desire to amend the Warrant in the manner set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Capitalized Terms.  Capitalized terms not defined herein shall have the meaning ascribed thereto in the Warrant.

2.     Amendments to Warrant.

(a)   The definition of “Expiration Date” in the Warrant is deleted in its entirety and replaced with the following:

“Expiration Date” means 5:00 p.m., Las Vegas, Nevada time, on December 17, 2020.

The definition of “New Land Loan Agreement” in the Warrant is deleted in its entirety and replaced with the following:

“New Land Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 16, 2011, by and between the Company, as [                      ], Other Issuer, as [                             ], the Land Loan Lenders, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and JPMorgan Chase Bank, as syndication agent, as amended by that certain First Loan Modification Agreement and Omnibus Amendment, dated as of July   , 2016.

The definition of “Trigger Date” in the Warrant is deleted in its entirety and replaced with the following:

“Trigger Date” means the earlier of (i) the date after June 17, 2017 on which all obligations (including principal, interest, fees and other amounts) owing by [                             ] pursuant to the New Land Loan Agreement are paid in full and (ii) the date [                               ] delivers (or is required pursuant to the Warrant Purchase Agreement to deliver) a Land Sale Notice.  For avoidance of doubt, no notice of the sale of the Cactus Assemblage given pursuant to Section 10.24 of the New Land Loan Agreement shall constitute a “Land Sale Notice” and no sale of the Cactus Assemblage completed pursuant to Section 10.24 of the New Land Loan Agreement shall constitute a “Land Sale”.

The following defined terms are added to the Warrant in alphabetical order with respect to the other definitions appearing therein:

“Administrative Agent” has the meaning set forth in the New Land Loan Agreement.

“Cactus Assemblage” has the meaning set forth in the New Land Loan Agreement.

“First Other Issuer Warrant” means that certain Warrant to Purchase Units Representing Limited Liability Company Interests in Other Issuer, dated as of June 17, 2011, by Other Issuer, pursuant to which [               ] is entitled to purchase from Other Issuer at any time and from time to time during the Exercise Period, [         ]  Unit Groups (as defined therein).

“Other Company Warrant” means that certain Warrant to Purchase Units Representing Limited Liability Company Interests in the Company, dated as of June 17, 2011, by the Company, pursuant to which [           ] is entitled to purchase from the Company at any time and from time to time during the Exercise Period, [       ] Unit Groups (as defined therein).

“Other Issuer” means [                      ], a Nevada limited liability company.

“Other Issuer Warrant Agreement” means that certain Warrant Purchase and Securityholder Agreement, dated as of June 16, 2011, between Other Issuer, NP Landco Holdco LLC, GACC and JPMorgan Chase Bank.

“Outstanding Warrants” means, collectively, (i) this Warrant, (ii) the Other Company Warrant, (iii) the First Other Issuer Warrant and (iv) the Second Other Issuer Warrant.

“Release Date” has the meaning set forth in the New Land Loan Agreement.

“Second Other Issuer Warrant” means that certain Warrant to Purchase Units Representing Limited Liability Company Interests in Other Issuer, dated as of June 17, 2011, by Other Issuer, pursuant to which [               ] is entitled to purchase from Other Issuer at any time and from time to time during the Exercise Period, [         ]  Unit Groups (as defined therein).

“Warrant Repurchase Right” means the right to purchase in whole and not in part from the Bank Equityholders (as defined in the Warrant Purchase Agreement and the Other Issuer Warrant Agreement, as applicable) the Outstanding Warrants in accordance with the terms hereof.

The following is added as a new Section [  ] to the Warrant:

“Section [  ].  Warrant Repurchase Right; Automatic Cancellation of Warrant Upon Repayment On or Before June 17, 2017 of All Obligations Under New Land Loan Agreement.

A.             At any time during the period commencing on the Release Date (provided the same occurs prior to June 17, 2017) and continuing until June 17, 2017, the Company shall have the right to exercise the Warrant Repurchase Right subject to satisfaction of the following conditions:

1.              no Event of Default (as defined in the New Land Loan Agreement) shall have occurred and be continuing;

2.              the Company shall deliver written notice to Administrative Agent and to each Bank Equityholder no less than five (5) Business Days prior to the closing of such sale;

3.              the Company shall have exercised the Warrant Repurchase Right pursuant to the Other Company Warrant;

4.              Other Issuer shall have exercised the Warrant Repurchase Right pursuant to the First Other Issuer Warrant and the Second Other Issuer Warrant; and

5.              the Company and/or Other Issuer shall have paid or caused to be paid to Administrative Agent for the ratable benefit of the Bank Equityholders an aggregate purchase price of Four Million Dollars ($4,000,000) for the Outstanding Warrants.

The sale of the Outstanding Warrants by the Bank Equityholders shall be without recourse to the Bank Equityholders and without any representations or warranties by the Bank Equityholders other than representations of [                            ]’s due authorization to sell and lien free title to all rights and interests under the Warrant.

B.             In the event that the Obligations (as defined in the New Land Loan Agreement) are repaid in full in cash on or prior to June 17, 2017, the Outstanding Warrants shall be immediately and automatically cancelled.”

3.     Sale of Cactus Assemblage Not a Land Sale.  [                    ] acknowledges and agrees that neither the sale of the Cactus Assemblage nor the giving of any notice in respect thereof occurring as provided for in Section 10.24 of the New Land Loan Agreement in respect of a Cactus Assemblage Release (as defined therein) shall give rise to or otherwise constitute a Trigger Event.

4.     Tax Reporting. For income tax purposes, each of the parties hereto agrees that it shall report all transactions contemplated by this Amendment in a manner consistent with, and in accordance with, the form in which such transactions are described.

5.     Due Authorization.  Each party represents and warrants that (i) this Amendment constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles affecting enforceability, (ii) the execution and delivery by such party of this Amendment has been duly authorized by all requisite action on the part of such party and will not violate any of the organizational documents of such party and (iii) such party’s execution and delivery of this Amendment will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or any provision of any indenture, agreements or undertaking to which such party is a party or the organizational documents of such party.

6.     Title to Warrant.  [                       ] is the sole owner of the Warrant and all rights, titles and interests conferred thereby, free and clear of liens, claims, encumbrances or adverse interests.

7.     Warrant in Effect.  The Warrant, as amended hereby, remains in full force and effect.

8.     Execution in Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  Any executed counterpart of this Amendment or the Warrant transmitted via facsimile or via e-mail in portable document format (.pdf) shall be treated as an original for all purposes and shall be sufficient to bind the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:

[ ],
a Nevada limited liability company

By:
Name:
Title:

[ ]:

[ ]

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1

Rent Roll

[Attached]